Exhibit 99.2

FOR IMMEDIATE RELEASE

Robert Forrester	Gina Nugent
EVP, Chief Financial Officer	VP, Corporate Communications and IR
CombinatoRx, Inc.	CombinatoRx, Inc.
617-301-7100	617-301-7099
rforrester@combinatorx.com	gnugent@combinatorx.com;

COMBINATORX ANNOUNCES REGISTERED DIRECT

COMMON STOCK OFFERING OF $35 MILLION

Cambridge, MA, October 11, 2007—CombinatoRx, Incorporated (NASDAQ: CRXX) today announced that it has entered into definitive agreements with selected institutional investors to sell up to 5,600,000 shares of its common stock for an aggregate purchase price of $35.0 million in a registered direct offering.

Under the terms of the offering, CombinatoRx will sell 5,600,000 shares of its common stock at a price of $6.25 per share, which represents a 6.5% discount to the closing price on October 10, 2007. Net proceeds to CombinatoRx following payment of placement agency fees and estimated offering expenses payable by CombinatoRx are expected to be approximately $33.1 million.

The shares are being offered by CombinatoRx pursuant to a previously filed registration statement, which was declared effective by the Securities and Exchange Commission on December 20, 2006. The transaction is expected to close on or about October 16, 2007, subject to customary closing conditions. CombinatoRx intends to use the net proceeds from this offering to fund development of its portfolio of clinical and preclinical stage product candidates, for the discovery and development of additional product candidates and for working capital, capital expenditures and other general corporate purposes.

Lazard Capital Markets LLC is acting as the sole placement agent for the offering. The shares of common stock may only be offered by means of a prospectus supplement and accompanying prospectus, forming a part of the effective registration statement, a copy of which may be obtained, when available, at the SEC’s website at http://www.sec.gov or from Lazard Capital Markets LLC at 30 Rockefeller Plaza, 60th floor, New York, NY 10020.

This press release does not and shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities, nor shall there be any sale of the securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About CombinatoRx

CombinatoRx, Incorporated (CRXX) is pioneering the new field of synergistic combination pharmaceuticals and has a broad product portfolio in phase 2 clinical development. Going beyond traditional combinations, CombinatoRx creates product candidates with novel mechanisms of action striking at the biological complexities of human disease. The lead programs in the CombinatoRx portfolio are advancing into later stage clinical trials based on the strength of multiple positive phase 2a results. This portfolio is internally generated from the CombinatoRx proprietary drug discovery technology which provides a renewable and previously untapped source of novel drug candidates. The Company was founded in 2000 and is located in Cambridge, Massachusetts. To learn more about CombinatoRx please visit www.combinatorx.com. Information contained on our website does not form a part of this press release.

Forward-Looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning CombinatoRx, the expected closing date of the transaction, its planned use of proceeds, its product candidates and their clinical potential, its plans for clinical and formulation development of its product candidates, its business plans and its drug discovery technology. These forward-looking statements about future expectations, plans and prospects of CombinatoRx involve significant risks, uncertainties and assumptions, including risks related to the unproven nature of the CombinatoRx drug discovery technology, the Company’s ability to initiate and successfully complete clinical trials of its product candidates, the Company’s ability to develop a modified release formulation of CRx-102, potential difficulty and delays in obtaining regulatory approval for the sale and marketing of its product candidates, the Company’s ability to obtain additional financing or funding for its research and development and those other risks that can be found in the “Risk Factors” section of the CombinatoRx Annual Report on Form 10-K on file with the Securities and Exchange Commission and the other reports that CombinatoRx periodically files with the Securities and Exchange Commission. Actual results may differ materially from those CombinatoRx contemplated by these forward-looking statements. CombinatoRx does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release.

(c) 2007 CombinatoRx, Incorporated. All rights reserved.

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